Exhibit 2.1

ADVANTAGE PIPELINE HOLDINGS LLC
SUBSCRIPTION AGREEMENT
FEBRUARY 12, 2017

THE MEMBERSHIP INTERESTS OF ADVANTAGE PIPELINE HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS (“STATE SECURITIES ACTS”) AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT.
THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES ACTS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER, OR PREEMPTION OF, THE SECURITIES ACT AND APPLICABLE STATE SECURITIES ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY, AND IN COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE COMPANY A&R LLC AGREEMENT (AS DEFINED HEREIN).

US 4835192

SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”), dated as of February 12, 2017, is made by and among Advantage Pipeline Holdings LLC, a Delaware limited liability company (the “Company”), Trinity River DevCo LLC, a Delaware limited liability company (the “Subscriber”) and Plains Pipeline, L.P., a Texas limited partnership (“Plains” and together with the Company and Subscriber, the “Parties” and each, a “Party”). Capitalized terms used in this Agreement that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the form of Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit A(i) (the “Company A&R LLC Agreement”).
RECITALS
WHEREAS, the Company was formed on February 8, 2017 for the purpose of acquiring Advantage Pipeline, L.L.C., a Texas limited liability company (“Advantage”) pursuant to a Contribution Agreement and Agreement and Plan of Merger dated February 12, 2017, a copy of which is attached hereto as Exhibit A(ii) (the “Contribution and Merger Agreement”);
WHEREAS, Subscriber is in an affiliated group of companies that includes the entities that will be referred to herein by the abbreviations set forth below:
“NMS” means Noble Midstream Services, LLC, a Delaware limited liability company, which is the sole member of Subscriber.
“NBLX” means Noble Midstream Partners LP, a Delaware limited partnership, which is the sole member of NMS.
“NBL” means Noble Energy, Inc., a Delaware corporation, which is an affiliate of NBLX and its subsidiaries.
“RROLP” means Rosetta Resources Operating LP, a Texas limited partnership that is a subsidiary of NBL and is party to that certain Texas Crude Oil Gathering Agreement, dated as of September 1, 2016, by and between Blanco, as gatherer, and RROLP, as producer (the “Infield Gathering Agreement”).
“Blanco” means Blanco River DevCo LP, a Texas limited partnership that is a subsidiary of NBLX and is party to the Infield Gathering Agreement.
WHEREAS, Plains is in an affiliated group of companies that includes the entities that will be referred to herein by the abbreviations set forth below:
“PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.
“PMLP” means Plains Marketing, L.P., a Texas limited partnership and subsidiary of PAA.
WHEREAS, this Agreement is being executed contemporaneously with the execution of the Contribution and Merger Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties agree that on the date of closing under the Contribution and Merger Agreement, (a) Subscriber will make a Capital Contribution in an amount equal to fifty percent (50%) of the sum of (i) the Aggregate Consideration (as defined in the Contribution and Merger Agreement), as adjusted pursuant to Section 5.4 of the Contribution and Merger Agreement, and (ii) all reasonable, documented out-of-pocket expenses (including legal fees and expenses) incurred by Plains, Subscriber, or the Company after December 1, 2016 in connection with the transactions contemplated by the Contribution and Merger Agreement, including all such costs associated with due diligence and the preparation and negotiation of the Contribution and Merger Agreement and any other agreements and instruments delivered thereunder (the amount in this clause (a), the “Initial Amount”), (b) the Company will accept such Capital Contribution and issue the Subscribed Interest (as defined below) to Subscriber as consideration therefor, (c) Subscriber and Plains will adopt the Company A&R LLC Agreement as the limited liability company agreement of the Company, (d) the Company will amend and restate the limited liability company agreements of Advantage and Advantage Pipeline Management, LLC (“Advantage Management”) with the resulting agreements being substantially in the forms attached hereto as Exhibit A(iii) and Exhibit A(iv), respectively (the “Advantage A&R LLC Agreements”), and (e) the Company will, upon and subject to the terms of the Contribution and Merger Agreement, use the Initial Amount to (w) pay the Debt Amount to the Persons specified in the Payoff Letter (as such terms are defined in the Contribution and Merger Agreement), (x) remit to the Escrow Agent the portion of the Escrow Amount (as such terms are defined in the Contribution and Merger Agreement) set forth in Section 4.7 of the Contribution and Merger Agreement, (y) pay any portion of the Closing Consideration (as defined in the Contribution and Merger Agreement) that is payable in cash, and (z) thereafter, distribute the remaining portion of the Initial Amount to Plains.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties confirm the foregoing recitals as an integral part of this Agreement and further agree as follows:
ARTICLE I
SUBSCRIPTION FOR MEMBERSHIP INTERESTS; CLOSING; COVENANTS

1.1.	Subscription, Issuance and Use of Proceeds.
(a)    Subscriber hereby subscribes, on and subject to the terms and conditions set forth herein, to make a Capital Contribution in the amount of the Initial Amount and acquire from the Company Membership Interests having a Percentage Interest equal to fifty percent (50%) (the “Subscribed Interest”).
(i)    At the Closing, in consideration for the Company’s issuance of the Subscribed Interest and in reliance upon the representations and warranties of the Company and Plains, Subscriber will pay to the Company the Initial Amount by wire transfer of immediately available funds to an account of the Company, which account shall be agreed upon by the Parties at least two Business Days prior to the Closing.
(ii)    Immediately after Subscriber pays the Initial Amount to the Company, the Company will, upon and subject to the terms of the Contribution and

Merger Agreement, use the proceeds of such payment to (A) pay the Debt Amount to the Persons specified in the Payoff Letter (as such terms are defined in the Contribution and Merger Agreement), (B) remit to the Escrow Agent the portion of the Escrow Amount (as such terms are defined in the Contribution and Merger Agreement) set forth in Section 4.7 of the Contribution and Merger Agreement, (C) pay any portion of the Closing Consideration (as defined in the Contribution and Merger Agreement) that is payable in cash and (D) thereafter, distribute to Plains any amounts received by the Company from Subscriber and Plains that is not used for payment of the Closing Consideration (as defined in the Contribution and Merger Agreement).
(b)    The Company hereby accepts Subscriber’s subscription. At the Closing, on the terms set forth in this Agreement and in reliance upon the representations and warranties of Subscriber set forth herein, as consideration for its receipt of a Capital Contribution in the amount of the Initial Amount, the Company agrees to issue to Subscriber, and Subscriber agrees to accept the Subscribed Interest.

1.2.	Closing Mechanics & Deliverables.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as reasonably practicable following the satisfaction of the closing conditions set forth in Sections 3.1 and 3.2 (other than those that, by their nature, are to be satisfied at the Closing, but subject to such satisfaction) or such other date that the Parties otherwise agree in writing (the “Closing Date”) through the electronic exchange of documents and signatures, which shall be deemed to be originals for all purposes. However, to the extent a physical delivery of closing items is required or requested by any Party, such delivery shall occur at the offices of Vinson & Elkins LLP located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002 or such other location and on such date as the Parties may mutually agree.
(b)    At the Closing,
(i)    Plains shall make a Capital Contribution to the Company of all of the Company Interests (as defined in the Contribution and Merger Agreement) of Advantage acquired by Plains pursuant to the Contribution and Merger Agreement pursuant to an Assignment and Contribution Agreement substantially in the form attached hereto as Exhibit B, plus, if applicable, an amount of cash (by wire transfer of immediately available funds to an account of the Company) equal to the excess of (A) the Initial Amount over (B) the amount of the Aggregate Consideration (as defined in the Contribution and Merger Agreement), as adjusted pursuant to Section 3.4 of the Contribution and Merger Agreement, with respect to which a Unit Election (as defined in the Contribution and Merger Agreement) has been made and Parent Common Units (as defined in the Contribution and Merger Agreement) issued, and
(ii)    Subscriber, Plains or the Company, respectively, will execute and deliver or cause to be executed and delivered by their respective Affiliates, the documents set forth on Exhibit C, where the execution or delivery of documents is contemplated, and will take or cause to be taken the actions set forth on Exhibit C, where the taking of action is contemplated.

1.3.
Regulatory Approvals. Each of Subscriber and Plains shall submit as soon as practicable, but in no event later than ten (10) Business Days after the execution hereof, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority (as defined in the Contribution and Merger Agreement), shall promptly make any appropriate or necessary subsequent or supplemental filings required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. All fees relating to filings required to be made pursuant to the HSR Act shall be split equally between Subscriber and Plains. The Parties shall use commercially reasonable efforts to cause the applicable waiting period under the HSR Act to expire or terminate; provided that none of Subscriber, Plains or the Company, nor any of their respective Affiliates, shall have any obligation to hold separate or divest any of their respective assets.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1.
Representations and Warranties of Parties. Each Party hereby makes, as of the date hereof, and will be deemed to have made as of the Closing, the following representations and warranties to the other Parties:

(a)    it is duly formed, validly existing and in good standing under the Laws of the state of its formation and, if required by Law, is duly qualified to conduct business and is in good standing in each jurisdiction in which ownership of its property or the character of its business requires such qualification;
(b)    it has full corporate, limited liability company, partnership (limited or general), trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary consents and actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement and, as applicable, the Company A&R LLC Agreement, the Operating and Administrative Services Agreement and the Commercial Agreements, by such Party have been duly taken or received, as applicable;
(c)    except for compliance with the requirements of the HSR Act, no consents (other than those previously obtained) are required from any Person for such Party to execute and deliver this Agreement or, as applicable, the Company A&R LLC Agreement, the Operating and Administrative Services Agreement and the Commercial Agreements and to perform its obligations hereunder and thereunder, and such Party has duly executed and delivered this Agreement, and this Agreement is (and, upon execution, as applicable, the Company A&R LLC Agreement, the Operating and Administrative Services Agreement and

the Commercial Agreements will be) enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity);
(d)    assuming compliance with the requirements of the HSR Act, its authorization, execution, delivery and performance of this Agreement does not (and, as applicable, its execution, delivery and performance of the Company A&R LLC Agreement, the Operating and Administrative Services Agreement and the Commercial Agreements will not) conflict with, violate or constitute a breach under (and will not constitute a conflict, violation of breach with the passage of time, the giving of notice or both) under (i) any charter instrument or other agreement or instrument governing such Party, (ii) any material obligation under any material agreement or arrangement to which such Party is a party or by which any of its assets are bound or (iii) any Law applicable to such Party or its assets or properties; and
(e)    it has not, directly or indirectly, entered into any Contract with any Person that would obligate any Party hereto, or any of their respective Affiliates, to pay any commission, brokerage fee or “finder’s fee” in connection with the consummation of the transactions contemplated hereby.

2.2.
Representations and Warranties of the Subscriber. Subscriber hereby makes, as of the date hereof, and will be deemed to have made as of the Closing, the following representations and warranties to Plains and the Company:

(a)    it (i) has been furnished with such information about the Company and the Membership Interests as such Party has requested, (ii) it is sophisticated and experienced in the evaluation, development, engineering, procurement, construction, purchase, ownership, marketing and operation of pipeline assets and related facilities and has made its own independent inquiry and investigation into, and based thereon, and on the representations of Plains and the Company set forth herein, has formed an independent judgment concerning, the Company and the Membership Interests, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of investing in the Membership Interests of the Company and has a sufficient net worth to sustain a loss of its entire investment in the Company should such a loss occur, (iv) is an “accredited investor” within the meaning of “accredited investor” under Rule 501 of Regulation D of the Securities Act;
(b)    it is acquiring its Membership Interest for its own account for investment purposes and not with a view to distribution or sale thereof; and
(c)    it has been informed and acknowledges that its Membership Interest has not been registered under the Securities Act or registered or qualified under any state securities Law and the Company and the other Members are relying upon such Member’s representations and warranties herein in determining the availability of exemptions from registration or qualification of the issuance of the Membership Interests described herein under applicable federal and state securities Laws.

2.3.	Representations and Warranties of Plains. Plains hereby makes, as of the date hereof, and will be deemed to have made as of the Closing, the following representations and warranties to Subscriber:
(a)    Plains owns beneficially and of record all of the outstanding membership interests of the Company. The Company owns beneficially and of record all of the outstanding membership interests of Merger Sub (as such term is defined in the Contribution and Merger Agreement);
(b)    Other than execution and performance of the Contribution and Merger Agreement, this Agreement and actions associated with the satisfaction of the conditions to closing hereunder and thereunder, the Company has not, since its formation, (i) incurred any liabilities or obligations, (ii) had any business or asset, (iii) taken any action, including the execution of any contract, (iv) had any employees, or (v) had any proceeding pending, or to Plain’s knowledge, threatened against the Company before or by any Governmental Authority (as defined in the Contribution and Merger Agreement); and
(c)    Plains has provided Subscriber with a true and complete copy of the Contribution and Merger Agreement and any amendments thereto.
ARTICLE 3
CONDITIONS TO CLOSING; TERMINATION

3.1.
The Company and Plains’s Conditions to Closing. The obligations of the Company and Plains at the Closing Date are subject to the satisfaction by Subscriber with respect to Sections 3.1(a) and (e) and the satisfaction of Section 3.1(b), (c) and (d) (or in each case, waiver by Plains, in writing) at or prior to the Closing Date of the following conditions precedent:

(a)    All representations and warranties of Subscriber contained herein shall be true and correct in all material respects on and as of the Closing Date;
(b)    Each of the Company and Plains shall have performed in all material respects the covenants required to be performed by such Person prior to the Closing;
(c)    (i) The Contribution Closing (as defined in the Contribution and Merger Agreement) pursuant to the Contribution and Merger Agreement shall have occurred, and (ii) all conditions to the Merger Closing (as defined in the Contribution and Merger Agreement) under the Contribution and Merger Agreement shall have been satisfied or waived by the applicable parties thereto, and all parties to the Contribution and Merger Agreement shall be ready, willing and able to effect the Merger Closing (as defined in the Contribution and Merger Agreement);
(d)    The applicable waiting periods under the HSR Act shall have expired or terminated;

(e)    No order shall have been entered by any court or Governmental Authority (as defined in the Contribution and Merger Agreement) having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of the Closing Date; and
(f)    Subscriber shall have performed (or stand ready, willing and able to perform at the Closing) the obligations required to be performed by Subscriber pursuant to this Agreement at or prior to the Closing.

3.2.
Subscriber’s Conditions to Closing. The obligations of Subscriber at the Closing Date are subject to the satisfaction by Plains and the Company with respect to Sections 3.2(a) and (e) and the satisfaction of Section 3.2(b), (c) and (d) (or, in each case, waiver by Subscriber, in writing) at or prior to the Closing Date of the following conditions precedent:

(a)    All representations and warranties of Plains and the Company contained herein shall be true and correct in all material respects on and as of the Closing Date;
(b)    (i) The Contribution Closing (as defined in the Contribution and Merger Agreement) pursuant to the Contribution and Merger Agreement shall have occurred, and (ii) all conditions to the Merger Closing (as defined in the Contribution and Merger Agreement) under the Contribution and Merger Agreement shall have been satisfied or waived by the applicable parties thereto, and all parties to the Contribution and Merger Agreement shall be ready, willing and able to effect the Merger Closing (as defined in the Contribution and Merger Agreement);
(c)    The applicable waiting periods under the HSR Act shall have expired or terminated;
(d)    No order shall have been entered by any court or Governmental Authority (as defined in the Contribution and Merger Agreement) having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the Closing Date; and
(e)    Plains and the Company shall have performed (or stand ready, willing and able to perform at the Closing) the obligations required to be performed by such Persons pursuant to this Agreement at or prior to the Closing.

3.3.	Termination Rights.
(a)    This Agreement, and the transactions contemplated hereby:
(i)    may be terminated at any time prior to the Closing by mutual written consent of Subscriber and Plains;
(ii)    may be terminated at any time prior to the Closing by any Party, if the Closing has not occurred by the Outside Date (as such term is defined in the

Contribution and Merger Agreement) (provided, that such Party is not then in material breach of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would cause a condition to Closing to fail to be satisfied); and
(iii)    shall automatically terminate in the event of the termination of the Contribution and Merger Agreement.
(b)    If this Agreement is terminated pursuant to any provision of Section 3.3(a), then, except for the provisions of this Section 3.3(b), Section 3.3(c), Section 3.4 and Article 4 and any applicable defined terms, this Agreement shall become void and of no further force and effect and, except as set forth in Section 3.3(c), the Parties shall have no liability or obligation hereunder.
(c)    If (i) the Closing (as defined in the Contribution and Merger Agreement) does not occur as the result of the failure to satisfy on or prior to the Outside Date (as defined in the Contribution and Merger Agreement) any one or more of the conditions set forth in Sections 12.1(a) or 12.2(a) of the Contribution and Merger Agreement and (ii) this Agreement is terminated pursuant to Section 3.3(a)(iii), then the remedies set forth on Exhibit D shall apply.

3.4.
Specific Performance. Notwithstanding the foregoing, nothing in this Agreement shall, prior to the Closing or the termination of this Agreement in accordance with its terms, limit any Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the the other Parties set forth in this Agreement that is to be performed prior to the Closing, or, after the Closing, limit any Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other set forth in this Agreement that is to be performed after the Closing.

ARTICLE 4
MISCELLANEOUS

4.1.
Entire Agreement. This Agreement, the Company A&R LLC Agreement (upon its execution), the Operating and Administrative Services Agreement (upon its execution) and the Commercial Agreements (upon their execution) constitute the full and entire understanding and agreement among the Parties with regard to the subject matters hereof and thereof and supersedes all other prior agreements with regard to the subject matters hereof and thereof.

4.2.
Binding Provisions; Assignment. The covenants and agreements contained in this Agreement shall be binding upon the successors, permitted assigns, and personal representatives of Subscriber, Plains and the Company. None of the rights, privileges or obligations set forth in, arising under or created by this Agreement may be assigned or transferred without the prior written consent of all of the Parties.

4.3.
Governing Law; Jurisdiction; Venue. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware. Any dispute may, at the option of any Party hereto, be resolved and decided by the state or federal courts located in Harris County, Texas Courts (collectively, the “Harris County Courts”). Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction in the Harris County Courts and any appellate court from any thereof, in any dispute arising out of this Agreement and hereby irrevocably agrees that any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby or thereby, and agrees that all claims in respect of such suit, action or other proceeding may be heard and determined in any such court, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such suit, action or proceeding except in the Harris County Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Harris County Courts, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the Harris County Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Harris County Courts. Each Party hereby agrees that service of summons, complaint or other process in connection with any proceedings contemplated hereby may be made by registered or certified mail addressed to such Party at the address specified pursuant to Section 4.6.

4.4.
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

4.5.
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

Agreement a provision as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and be legal, valid and enforceable.

4.6.
Notices. Except as otherwise provided in this Agreement, all notices required or permitted to be given under this Agreement shall be sufficient and deemed delivered if in writing, as follows: (A) by personally delivering the notice to the party entitled to receive it or (B) by Federal Express or any other reputable overnight carrier, in which case the notice shall be deemed to be given as of the date it is delivered. All notices shall be addressed as follows:

If to Plains or the Company:
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Jeremy Goebel, Vice President
With a copy to (which shall not constitute notice):
Plains Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attn: Richard McGee, Executive Vice President and General Counsel
If to Subscriber:
Trinity River DevCo LLC
c/o Noble Midstream Services, LLC, its sole member
1001 Noble Energy Way
Houston, TX 77070
Attn: Chief Financial Officer
With a copy to (which shall not constitute notice):
Trinity River DevCo LLC
c/o Noble Midstream Services, LLC, its sole member
1001 Noble Energy Way
Houston, TX 77070
Attn: Legal Department
Any Party hereto may specify a different address, by written notice to the other Parties hereto. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

4.7.
Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, any one of which counterparts need not contain the signatures of more than one Party, each one of which counterparts constitutes an original, and all of which counterparts taken together constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission (including e-mail) will be considered an original signature. Any Person may rely on a copy or reproduction of this Agreement, and an original will be made available upon a reasonable request.

4.8.	No Third-Party Beneficiaries. Nothing contained in this Agreement shall create or be deemed to create any rights or benefits in any third parties.

4.9.	Amendments of Agreement. This Agreement and any exhibit hereto may only be amended, modified or supplemented by an agreement in writing signed by each Party.

4.10.
Confidentiality. Without the consent of the other Parties, no Party shall divulge to any Person any information relating to this Agreement or the transactions contemplated hereby that is not already publicly available (“Confidential Information”), except (a) as required by Law or stock exchange rules and regulations, (b) as required pursuant to an order of a court of competent jurisdiction, (c) to the extent necessary to enforce the rights of such Party under this Agreement; provided that, in the case of this clause (c), all such disclosures will be made in accordance with applicable rules of discovery governing any related dispute, or (d) to a Party’s Affiliates, or a Party’s or its Affiliates’ respective managers, lenders, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, and financial advisors), provided that, any Party disclosing any such information as provided in (d) hereof will (i) inform such Person of the obligations of this Section 4.10 and (ii) be responsible for any breach of this Section 4.10 by any such Person. This Section 4.10 shall terminate upon the earlier to occur of either (i) two years after the date of this Agreement and (ii) the Closing Date.

4.11.
Press Releases. Without reasonable prior notice to the other Parties hereto, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, any Confidential Information or the transactions contemplated hereby, except where such release or statement is deemed in good faith by such releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing Party shall provide a copy of the proposed press release or public statement to the other Party hereto reasonably in advance of the proposed release date as necessary to enable such other Party to provide comments on it; provided such other Party must respond with any comments within one (1) Business Day after its receipt of such proposed press release. Investor presentations, industry conference presentations or similar disclosures made in compliance with Section 4.10 shall not be considered press releases or public statements that are subject to this Section 4.11.

4.12.
Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the applicable Party or Parties. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party to exercise any right, power or remedy under this Agreement, and no course of dealing among the parties to this Agreement, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude the Party from any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving the notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving the notice or demand to any other or further action in any circumstances without the notice or demand.

4.13.
Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY HERETO HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTIES TO THIS AGREEMENT FROM AND EXCLUDES ANY RECOVERY FOR ITS OWN SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY SUCH DAMAGES RELATING TO, ASSOCIATED WITH OR ARISING OUT OF MATTERS INVOLVING ANY PARTY ACTING IN ITS CAPACITY AS A PARTY HERETO. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES HERETO THAT SUCH DAMAGE WAIVER, EXCLUSION, DISCLAIMER, AND RELEASE IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

4.14.
Attorneys Fees. In the event of any litigation between any of the Parties arising under this Agreement, the prevailing party shall be entitled to reimbursement for its out-of-pocket costs and expenses resulting from any such litigation, including attorneys’ fees and expenses.

4.15.	Interpretation. The Parties acknowledge and agree that: (A) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement; and (B) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including without limitation.” The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified. The exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

4.16.
Headings and Captions. The headings and captions of the various articles and sections of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.

4.17.
Expenses. Except as otherwise set forth in this Agreement, each Party shall be solely responsible for and shall pay its respective fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by the Party) in connection with the preparation or enforcement of, or of any requests for consents or waivers under, this Agreement, including any amendments or waivers to this Agreement.

4.18.
Laws and Regulations. This Agreement is subject to all present and future orders, rules, and regulations of any regulatory body having jurisdiction and to the Laws of the United States or any State having jurisdiction; and in the event this Agreement or any provision hereof shall be found contrary to or in conflict with any such order, rule, regulation or Law this Agreement shall be deemed modified to the extent necessary to comply with such order, rule, regulation, or Law, but only for the period of time and in the jurisdiction for which such order, rule, regulation, or Law is in effect.

4.19.
Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Party will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

4.20.
Access to Information. Each of Plains and the Company shall, at all times during the period beginning on the date of this Agreement and ending upon the earlier of the Closing and termination of this Agreement pursuant to Section 3.3 (the “Interim Period”), (i) promptly provide to Subscriber copies of any and all written information received by such Person from the Company Members, Members’ Representative (as such terms are defined in the Contribution and Merger Agreement) or Advantage under the Contribution and Merger Agreement; (ii) make a good faith effort to promptly provide to Subscriber a verbal or written summary of any and all discussions with the Company Members, Members’ Representative (as such terms are defined in the Contribution and Merger Agreement) or Advantage during the Interim Period; and (ii) to the extent practical, provide Subscriber (or a representative thereof) with the opportunity to participate in all formal meetings with third parties, Governmental Authorities (as defined in the Contribution and Merger Agreement), Advantage, or Members’ Representative, in each case, to the extent relating to the transactions contemplated by the Contribution and Merger Agreement.

4.21.
Actions of the Company Pending Closing. It is the intent of each of the Parties that, during the Interim Period, Subscriber and Plains shall act in consultation with one another with respect to the actions of the Company during the Interim Period under the Contribution and Merger Agreement. Accordingly, each Party agrees that, during the Interim Period, the Company shall not, and Plains agrees that it shall not direct or cause the Company to, without the prior written consent of Subscriber, take any action that is not expressly required by the Contribution and Merger Agreement. Without limiting the foregoing, the Company shall not, and Plains shall not direct or cause the Company to, issue any waiver or consent, effect any amendment of the Contribution and Merger Agreement, or make any election as to the enforcement of the Company’s rights, in each case, unless and until the taking of such action is affirmatively approved in writing by each of Subscriber and Plains.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first written above.
THE COMPANY:
ADVANTAGE PIPELINE HOLDINGS LLC

By: Plains Pipeline, L.P., Its Sole Member
By: Plains GP LLC, Its General Partner
By: /s/ Jeremy Goebel______
Name: Jeremy Goebel
Title: Vice President

PLAINS:
PLAINS PIPELINE, L.P.

By: Plains GP LLC, its General Partner
By: /s/ Jeremy Goebel______
Name: Jeremy Goebel
Title: Vice President

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first written above.
SUBSCRIBER:
TRINITY RIVER DEVCO LLC

By: Noble Midstream Services, LLC, its sole member

By: __/s/ John F. Bookout, IV____
Name: John F. Bookout, IV
Title:     Chief Financial Officer